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As filed with the Securities and Exchange Commission on July 6, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONDUCTUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3361	77-0162388
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

969 W. Maude Avenue
Sunnyvale, California 94085
(408) 523-9950
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CHARLES E. SHALVOY
President and Chief Executive Officer
Conductus, Inc.
969 W. Maude Avenue
Sunnyvale, California 94085
(408) 523-9950
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard S. Grey, Esq.
Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, CA 94111

   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.0001 par value	2,566,000 shares	$4.95	$12,701,700.00	$3,175.42

(1)
Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing price of the Common Stock as reported on the Nasdaq National Market on July 3, 2001 pursuant to Rule 457(c).

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated July 6, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

2,566,000 Shares

CONDUCTUS, INC.

Common Stock

    This prospectus is part of a registration statement that covers 2,566,000 shares of our Common Stock. These shares may be offered and sold from time to time by certain of our stockholders, as identified below in the section titled "Selling Stockholders". We will not receive any proceeds from the sale of the shares. On September 1, 2000, a warrant to purchase 10,000 of the shares of our common stock was issued to one of the selling stockholders. On June 13, 2001, 2,556,000 of the shares were issued to certain selling stockholders in connection with a sale of common stock. The selling stockholders may sell the shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section titled "Plan of Distribution". Each selling stockholder has advised us that no sale or distribution other than as disclosed herein will be effected until after this prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. We will not receive any portion of the proceeds from the sale of the shares by the selling stockholders. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the selling stockholders are payable individually by the selling stockholders.

    On July 3, 2001, the last sale price of our common stock on the Nasdaq National Market was $4.95 per share.

    Investing in the shares involves considerable risks. See "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference herein.

    These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or an state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated      , 2001

THE COMPANY	1
USE OF PROCEEDS	1
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS	1
PLAN OF DISTRIBUTION	1
SELLING STOCKHOLDERS	2
LEGAL MATTERS	4
EXPERTS	4
WHERE YOU CAN FIND MORE INFORMATION	4

    No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of the prospectus.

THE COMPANY

    Conductus, Inc., was founded in 1987 and is based in Sunnyvale, California. Conductus develops, manufactures and markets electronic components and systems based on superconductors for applications in the worldwide telecommunications market. For many applications, the unique properties of superconductors offer significant performance advantages over products based on conventional copper electronic components. These advantages, including improved sensitivities and efficiencies, can lower the cost or improve the performance of electronic components at the system level.

Our address:
Conductus, Inc.
969 W. Maude Avenue
Sunnyvale, California 94085
(408) 523-9950

    As used in this prospectus, "we," "us," "our" and "Conductus" refer to Conductus, Inc., a Delaware corporation.

USE OF PROCEEDS

    The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling stockholders. Conductus will not receive any proceeds from the sale of these shares of common stock.

ISSUANCE OF COMMON STOCK AND WARRANT TO SELLING STOCKHOLDERS

    On September 1, 2000, we issued a warrant to purchase 10,000 shares of common stock to one of the selling stockholders in connection with a leasing transaction. On June 13, 2001, we issued 2,556,000 shares of our common stock to certain selling stockholders in a private placement. This prospectus covers the resale of the shares of common stock issued in the private placement as well as the shares issuable upon conversion of the warrant.

PLAN OF DISTRIBUTION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, in connection with the future resale of these shares. With respect to the 10,000 shares to be issued to one selling stockholder upon exercise of a warrant issued on September 1, 2000, we have agreed to keep this registration statement effective until one year from the effective date of this registration statement. With respect to the 2,556,000 shares that were issued to certain selling stockholders in connection with a sale of common stock on June 13, 2001, we have agreed to keep this registration statement effective until the later of June 13, 2003 or the time all of these shares may be sold under Securities and Exchange Commission Rule 144 within a 90-day period, or such earlier time as these shares have been sold by the selling stockholders. Although we will receive no proceeds from this offering, we will bear all costs, expenses and fees in connection with this offering. The selling stockholders will bear any brokerage commissions or similar selling expenses related to their resale of their common stock.

    The common stock offered in this offering may be sold by the selling stockholders, from time to time, in the following manners:

  •
  in the over-the counter market,

  •
  on the Nasdaq National Market,

  •
  in privately negotiated transactions, or

  •
  by a combination of the above methods.

    The selling stockholders may sell at various fixed prices, at prevailing market prices or at negotiated prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, these broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. These broker-dealers may receive compensation in excess of customary commissions.

SELLING STOCKHOLDERS

    The following table sets forth certain information as of June 29, 2001, with respect to the selling stockholders. The following table assumes that the selling stockholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.

    The number and percentage of shares beneficially owned is based on 18,705,902 shares outstanding at June 29, 2001, determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of June 29, 2001, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

    Except as described in footnote (6), no selling stockholder has had any material relationship with us or any of our predecessors or affiliates within the last three years.

	Shares Beneficially Owned Prior to the Offering(1)					Shares Beneficially Owned After the Offering
Selling Stockholder				Shares Offered by this Prospectus
	Number		Percent			Number	Percent
Robert A. Ayerle	5,000		*	5,000		0	*
Barnett & Co.	1,495,100	(2)	8.0	550,000		795,100	4.2
Ben Joseph Partners				50,000		0	*
Judith W. Campbell	34,000	(3)	*	5,000		16,000	*
Charter Oak Partners	500,000		2.7	500,000		0	*
Donaldson, Lufkin & Jenrette
Securities Corp. as custodian FBO Amir L. Ecker IRA Acct. #: 698-103058	60,000	(4)		32,500		0	*
Amir L. Ecker	60,000	(4)		20,000		0	*
The Ecker Family Partnership	60,000	(4)		7,500		0	*
EDJ Limited				100,000		0	*
Empire Capital Partners				50,000		0	*
Garnet Family Partnership	1,407,906	(5)	7.5	10,000		1,377,906	7.4
Richard W. Hubbert				5,000		0	*
Richard A. Jacoby	10,000		*	10,000		0	*
Lancaster Investment Partners, LP	500,000		3.1	400,000		100,000	*
Irving L. Mazer, Esq.	10,000	(5)	*	10,000		0	*
Micro-Mousse Partners, L.P.	1,407,906	(5)	7.5	10,000		1,377,906	7.4
Porter Partners, L.P.				100,000		0	*
SDS Partners				400,000		0	*
Selwyn Partners LP	50,000		*	50,000		0	*
Summit Bank FBO Harry Sauer	20,000		*	20,000		0	*
The Paisley Fund	1,495,100	(2)	8.0	150,000		795,100	4.2
UBTI Free, L.P.	1,407,906	(5)	7.5	10,000		1,377,906	7.4
Carolyn Wittenbraker	5,000		*	5,000		0	*
Donaldson, Lufkin & Jenrette
Securities Corp. as custodian FBO Frank J. Campbell III IRA Acct.#: 698-101714	31,000	(3)	*	10,000		16,000	*
Richmond Capital				15,000		0	*
Rancho Management	15,000		*	15,000		0	*
Nancy Derrey Partnership	16,000		*	16,000		0	*
Pentech Financial Services, Inc.(6)	10,000		*	10,000	(7)	0	*

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes sole or shared voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or shares of convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of June 29, 2001 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not outstanding for purposes of computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)
Includes 550,000 shares held by Barretta Co., 150,000 shares held by the Paisley Fund, L.P. and 795,100 shares held by other entities for which the fund managers have shared voting power.

(3)
Includes 26,000 shares held in retirement accounts FBO Frank J. Campbell III and 5,000 shares held by Judith W. Campbell.

(4)
Includes shares held by Amir L. Ecker, the Ecker Family Partnership and DLJ as custodian FBO Amir L. Ecker IRA.

(5)
Includes 1,233,506 shares and immediately exercisable warrants for 174,400 shares for which Palo Alto Investors holds shared or sole voting power

(6)
Conductus entered into a Master Equipment Lease effective September 1, 2000, under which Pentech committed to lease up to $2,000,000 in equipment to Conductus.

(7)
Assuming cash conversion of warrant.

LEGAL MATTERS

    Orrick, Herrington & Sutcliffe LLP, counsel to Conductus, will pass upon the validity of the common stock offered in this offering.

EXPERTS

    The financial statements of Conductus, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec/gov. Reports, proxy and information statements and other information concerning Conductus may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after July 6, 2001, will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling stockholders have sold all the shares.

    The following documents filed with the SEC are incorporated by reference in this prospectus:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2000 (File No 000-19915).

  2.
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No 000-19915).

  3.
  Our definitive Proxy Statement dated April 25, 2001, filed in connection with our May 24, 2001 Annual Meeting of Stockholders.

  4.
  Our Current Report on Form 8-K filed with the SEC on July 3, 2001, reporting a private placement of common stock.

  5.
  Our Registration Statement No. 000-19915 on Form 8-A filed with the SEC on March 6, 1992, and amended on July 6, 1993, pursuant to Section 12(b) of the 1934 Act, in which there is described the terms, rights and provisions applicable to Conductus' outstanding stock.

  6.
  Our Registration Statement No. 000-19915 on Form 8-A filed with the SEC on January 29, 1998, pursuant to Section 12(g) of the 1934 Act, in which there is described additional terms, rights and provisions applicable to Conductus' outstanding stock.

    Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be submitted in writing or by telephone at (408) 523-9950 to Chief Financial Officer, Conductus, Inc., at the principal executive offices of the Company, 969 W. Maude Avenue, Sunnyvale, California 94085.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by the selling stockholders. All amounts shown are estimates except the SEC registration fee and the Nasdaq listing fee.

Securities and Exchange Commission Registration fee	$3,175.42
Printing and engraving expenses	$10,000.00
Legal fees and expenses	$35,000.00
Accounting fees and expenses	$10,000.00
Transfer agent fees	$5,000.00
Miscellaneous fees and expenses	$5,000.00

Total	$68,175.42

Item 15. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to Conductus and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Conductus for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

II–1

Item 16. Exhibits

  (a)
  Exhibits

Exhibit No.		Description
4.1(a	)	Common Stock Purchase Agreement, dated June 12, 2001 (incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on July 3, 2001).
4.1(b	)	Warrant to Purchase Common Stock, issued September 1, 2000 (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q, for the quarter ending September 30, 2000, filed with the SEC on November 14, 2000).
5.1		Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1		Consent of PricewaterhouseCoopers, LLP.
23.3		Consent of Orrick, Herrington & Sutcliffe LLP (included in the opinion filed as Exhibit 5.1).
24.1		Power of Attorney (See Page II-3).

Item 17. Undertakings

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II–2

SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 6th day of July, 2001.

CONDUCTUS, INC.
By:	/s/ CHARLES E. SHALVOY Charles E. Shalvoy President and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Conductus, Inc., a Delaware corporation, do hereby constitute and appoint jointly and severally, Charles E. Shalvoy and Ron Wilderink, and each of them, the lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact and agents determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratified and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES E. SHALVOY Charles E. Shalvoy	President, Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2001
/s/ RON WILDERINK Ron Wilderink	Vice President of Finance Chief Financial Officer and Secretary (Principal Accounting Officer)	July 6, 2001
/s/ JOHN F. SHOCH, PH.D. John F. Shoch, Ph.D.	Chairman of the Board of Directors	July 6, 2001
/s/ ROBERT M. JANOWIAK Robert M. Janowiak	Director	July 6, 2001
/s/ MARTIN A. KAPLAN Martin A. Kaplan	Director	July 6, 2001
/s/ DAVID L. SHORT David L. Short	Director	July 6, 2001

II–3

EXHIBIT INDEX

Exhibit No.		Description
4.1(a	)	Common Stock Purchase Agreement, dated June 12, 2001 (incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on July 3, 2001).
4.1(b	)	Warrant to Purchase Common Stock, issued September 1, 2000 (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q, for the quarter ending September 30, 2000, filed with the SEC on November 14, 2000).
5.1		Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1		Consent of PricewaterhouseCoopers, LLP.
23.3		Consent of Orrick, Herrington & Sutcliffe LLP (included in the opinion filed as Exhibit 5.1).
24.1		Power of Attorney (See Page II-3).

QuickLinks

THE COMPANY
USE OF PROCEEDS
ISSUANCE OF COMMON STOCK AND WARRANT TO SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
SELLING STOCKHOLDERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX